FIRST AMENDMENT TO AMENDED AND
                         RESTATED LOAN AND SECURITY AGREEMENT

               This Amendment is made to that certain Amended and Restated Loan and Security Agreement between Gehl Company and its subsidiaries/divisions including but not limited to Hedlund Martin, Inc. and Gehl Power Products, Inc. (individually and collectively, "Gehl Company") and Deutsche Financial Services Corporation (formerly known as ITT Commercial Finance Corp.) ("DFS") dated as of October 1, 1994, as amended ("Agreement").

               FOR VALUE RECEIVED, DFS and Gehl Company agree as follows:

               1. All references in the Agreement to "ITT: will be deemed to be references to "DFS".

               2. Section 2.1(a) of the Agreement is hereby restated in its entirety to read as follows:

                    "(a) `Maximum Line of Credit':  In consideration of
                         Gehl Company's performance of its Obligations and subject to Sections 3 and 4, DFS grants to Gehl Company separate lines of credit of (a) SIXTY-EIGHT MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($68,500,000.00 U.S.) (the `U.S. Line'),
                         and (b) that fluctuating amount of Canadian
                         Dollars which, from day-to-day, shall equal, based on the daily noon spot exchange rate of the Royal Bank of Canada (the `Exchange Rate') SIX MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($6,500,000.00 U.S.) (the `Canadian line') for the period commencing on the execution of this Agreement until December 31, 1997. Such lines of credit are collectively called the `Maximum Line of Credit'; loans under the U.S. Line are called `U.S. Loans'; and loans under the Canadian Line are called `Canadian Loans'. U.S. Loans shall be repayable only in United States Dollars and Canadian Loans shall be repayable only in Canadian Dollars. Gehl Company agrees that for purposes of determining loan availability and over-advance positions, all outstanding Canadian Loans shall be valued daily, at the then current Exchange Rate (for example: if on January 1, Gehl Company borrowed $8,500,000 Canadian which at the time was equivalent to $6,500,000 U.S., and on January 3, the Exchange Rate changed such that $8,500,000 Canadian was then valued at $7,000,000 U.S., Gehl Company will be deemed over-advanced by $500,000). Any over-advance will be immediately repayable by Gehl Company upon demand by DFS. In determining credit available at any given time for U.S. Loans pursuant to the provisions of Sections 3.2 and 4.2 or Canadian Loans pursuant to the provisions of
                         Section 3.2, Canadian Loans may be made only with respect to Eligible Accounts arising from sales payable in Canadian Dollars, and U.S. Loans may be made only with respect to Eligible Accounts, including, but not limited to, Eligible Retail Accounts, arising from sale payable in United States dollars and Eligible Inventory. Gehl Company agrees that all reports, agings, records and other information provided by it pursuant to this Agreement, including without limitation, those provided pursuant to Section 3.1, shall, in form and detail reasonably satisfactory to DFS, separately identify Gehl Company's Accounts payable in Canadian Dollars from those payable in United States Dollars."

               3. Section 2.1(b) of the Agreement is hereby restated in its entirety to read as follows:

                    "(b) Supplemental Line of Credit.  DFS grants to Gehl
                         Company a Supplemental Line of Credit in an amount not to exceed Twenty Five Million Dollars ($25,000,000.00) of the U.S. Line."

               4. The first sentence of Section 2.3 of the Agreement is hereby restated in its entirety to read as follows:

                    "Gehl Company acknowledges that DFS may, in its sole discretion, make any Canadian Loan by causing its Canadian affiliate, Deutsche Financial Services Canada Corporation, or any other affiliate of DFS ("DFS Canada") to fund or make advances of such loans on DFS' behalf, or to make or continue such Canadian Loans directly."

               All references in the Agreement to "ITT Canada" will be deemed to be references to "DFS Canada".

               5. Section 4.2 of the Agreement is hereby restated in its entirety to read as follows:

                    "4.2 Available Credit.  On receipt of each Inventory
                         Schedule and Retail Account Schedule, DFS will credit Gehl Company at the following percentages of the net amount of the Eligible Inventory and Eligible Retail Accounts, respectively, listed in such Schedule:

                         Finished Goods                               75%
                         Service Parts                                25%
                         Eligible Retail Accounts (except Eligible
                              Repurchased Retail Accounts)            75%
                         Eligible Repurchased Retail Accounts         50%

                         DFS will loan Gehl Company, on request, such amounts so credited or a part thereof as provided by the terms of Section 2.1 and this section; provided, however, that (i) the outstanding principal balance of all advances or loans made on Eligible Repurchased Retail Accounts will at no time exceed One Million Dollars ($1,000,000.00),
                         (ii) the aggregate outstanding principal balance of all advances or loans made on Finished Goods and Service Parts will at no time exceed Fourteen Million Dollars ($14,000,000.00), and (iii) the outstanding principal balance of all advances or loans made on Eligible Retail Accounts (except Eligible Repurchased Retail Accounts) will at no time exceed Ten Million Dollars ($10,000,000.00). No advances or loans need be made by DFS if Gehl Company is in Default."

               6. All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

               IN WITNESS WHEREOF, Gehl Company and DFS have executed this Amendment on this 10th day of May, 1995.


                                        GEHL COMPANY

          ATTEST:   M. Mulcahy/s/       By:       K.F. Kaplan/s/
                    Secretary           Title:    Vice President


                                        HEDLUND MARTIN, INC.

          ATTEST:   M. Mulcahy/s/       By:       K.F. Kaplan/s/
                    Secretary           Title:    Treasurer


                                        GEHL POWER PRODUCTS, INC.

          ATTEST:   M. Mulcahy/s/       By:       K.F. Kaplan/s/
                    Secretary           Title:    Treasurer



                                        DEUTSCHE FINANCIAL SERVICES
                                        CORPORATION

                                        By:       Thomas R. Meredith/s/
                                        Title:    Regional Vice President